EXHIBIT 10.2
TERMINATION OF EMPLOYMENT AGREEMENT
     This Termination of Employment Agreement (“Termination Agreement”) is made and entered into as of August 24, 2007, by and among Showtimes.com, Inc., a Delaware corporation (“Showtimes”), Brett West (the “Employee”), and Hollywood Media Corp., a Florida corporation (“HMC”). Reference is made to that certain Employment Agreement (“Employment Agreement”) dated as of March 30, 2006, by and among Showtimes, the Employee and HMC. Capitalized terms used in this Termination Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Employment Agreement.
RECITALS
A.	This Termination Agreement is entered into in connection with the purchase (the “Transaction”), by West World Media, LLC, a Delaware limited liability company (“WWM”), pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of August 24, 2007, by and among HMC, Showtimes, WWM and Employee, of the “Purchased Assets” (as defined in the Asset Purchase Agreement).
B.	The purpose of this Termination Agreement is to (i) terminate the Employment Agreement and the employment of the Employee, on the terms and conditions set forth herein, effective upon the closing of the Transaction and (ii) set forth certain agreements, understandings and acknowledgements among the parties hereto relating to such terminations.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Termination Agreement, the parties hereby agree, acknowledge and confirm as follows:
     1. Termination of Employment and Employment Agreement Upon Closing. Effective upon the consummation of the Transaction contemplated by the Asset Purchase Agreement (the “Closing”) (i) the Employment Agreement and the Employee’s employment thereunder shall be and hereby are automatically terminated (the “Termination”) by operation of this Termination Agreement without any further action of the parties, and the Employment Agreement shall have no further force or effect and (ii) the Employee hereby resigns from any and all employment and offices which he holds with Showtimes and/or any other HMC Entity. Nothing in this Termination Agreement shall relieve any of the parties from any liability for any breach of the Employment Agreement occurring prior to the termination of the Employment Agreement effective upon the Closing of the Transaction, and neither party waives any of its rights with respect to any such prior breach.
     2. No Payment Due Other Than Unpaid Salary Prior to Closing. Upon and following the Closing of the Transaction, the Employee shall have no right to receive payment of salary or any bonus of any kind (i) under the Employment Agreement or the Prior Agreement or (ii) pursuant to or in connection with or resulting from his employment under the Employment Agreement or the Prior Agreement, other than payment of Employee’s unpaid Base Salary for the period from August 20, 2007 through the date of this Termination Agreement (the “Unpaid Salary”), which amount of Unpaid Salary is hereby agreed to be $6,730.77, and payment thereof is subject to applicable tax withholding deductions. HMC agrees to pay the Unpaid Salary to Employee after the Closing of the Transaction in accordance with HMC’s normal payroll practices.
     3. Bonuses Not Payable. In addition to and without limitation of the foregoing Section 2 of this Termination Agreement, the parties acknowledge, confirm and agree that: (i) there is not and has not been, and this Termination Agreement and the termination of the Employment Agreement and the Employee’s employment hereby shall not in any event constitute, nor be deemed to constitute, a termination of Brett West’s employment under Sections 12 or 13 of the Employment Agreement; and (ii) the Employee has no right to receive and shall not receive, and neither HMC nor Showtimes has any obligation to pay, any Sale Bonus, Term Bonus, Supplemental Bonus or EBITDA Bonus in connection with the Transaction, this Termination Agreement, the termination of the Employment Agreement, the termination of the Employee’s employment or otherwise.

     4. Acknowledgement that Sale Bonus Not Triggered. In addition to and without limitation of the foregoing Sections 2 and 3, the parties hereby acknowledge and confirm that, in the absence of this Termination Agreement, the Employment Agreement would not have required payment of a Sale Bonus to the Employee in connection with the Transaction because the terms and circumstances of the Transaction and the Asset Purchase Agreement do not and would not constitute a “Company Sale” within the meaning of such term as defined in Section 3(c)(i) of the Employment Agreement.
     5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.
     6. Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Termination Agreement.
     7. Entire Agreement. This Termination Agreement contains the entire agreement of the parties hereto with respect to the termination of the Employment Agreement and the termination of the rights and obligations thereunder, and supersedes all prior agreements and understandings, oral or written, among any and all of the parties hereto with respect to the subject matter hereof.
     8. Amendment. This Termination Agreement may not be amended or modified other than by written instrument executed by all of the parties to this Termination Agreement, or in the case of waiver, by the party waiving compliance.
     9. Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Termination of Employment Agreement as of the date first written above.

SHOWTIMES.COM, INC.
By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Co-Chief Executive Officer

HOLLYWOOD MEDIA CORP.
By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer

/s/ Brett West
Brett West

3